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                                                              August 4, 2003

Morgan Stanley Dividend Growth Securities Inc.
1221 Avenue of the Americas
New York, NY  10020

Ladies and Gentlemen:

                  This opinion is being furnished to Morgan Stanley Dividend Growth Securities Inc., a Maryland corporation ("Dividend Growth"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Dividend Growth in connection with the acquisition by Dividend Growth, of substantially all the assets of Morgan Stanley Equity Fund, a Massachusetts business trust ("Equity"), in exchange for shares of common stock of Dividend Growth ("Shares") and the assumption by Dividend Growth of certain stated liabilities of Equity pursuant to an Agreement and Plan of Reorganization dated as of July 31, 2003 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

                  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Piper Rudnick LLP, dated August 4, 2003.

                  Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               /s/ Mayer, Brown, Rowe & Maw LLP
                                               --------------------------------
                                               MAYER, BROWN, ROWE & MAW LLP